As Filed with the Securities and Exchange Commission on January 22, 2007
Registration No.: 333-133568

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMPART MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0441338
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1300 North Northlake Way
Seattle, Washington	98103
(Address of Principal Executive Offices)	(Zip Code)

2006 Equity Incentive Plan
(Full Title of the Plan)

Thomas C. Muniz
President
1300 North Northlake Way
Seattle, Washington 98103
(Name and Address of Agent for Service)

(206) 633-1852
(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Eric M. Hellige, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022
(212) 421-4100

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	3,000,000 Shares	$0.43	$1,290,000	$138.03

________________

*
All the securities registered hereby are issuable under the Plan. In accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of additional shares of common stock of the Company, as may be offered or issued to prevent dilution as a result of a stock split, stock dividend or similar transactions.

**
Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, upon the basis of the closing price per share of the Registrant’s common stock as reported on the Over the Counter Bulletin Board on January 17, 2007.

EXPLANATORY NOTE

Impart Media Group, Inc. (the “Company”) previously registered 2,000,000 shares of common stock, $0.001 par value per share, for issuance under its Company's 2006 Equity Incentive Plan (the “2006 Plan”). The registration of such shares was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission on April 26, 2006, file number 333-133568 (the “Initial Registration Statement”), in accordance with the Securities Act. On December 29, 2006, the Company's Board of Directors approved an amendment to the 2006 Plan increasing the number of shares available for awards thereunder from 2,000,000 shares to 5,000,000 shares. The Company is filing this Registration Statement on Form S-8 to register the additional 3,000,000 shares of its common stock issuable under the 2006 Plan. Accordingly, pursuant to General Instruction E of Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*
The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, and all documents subsequently filed by Impart Media Group, Inc. (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10SB filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2000, including any amendment or report filed for the purpose of updating such information;

(2)
the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Commission on April 17, 2006, as amended by Amendment No. 1 on Form 10-KSB/A, filed with the Commission on April 21, 2006;

(3)	the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006, filed with the Commission on June 22, 2006;

(4)
the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006, filed with the Commission on August 21, 2006, as amended by Amendment No. 1 on Form 10-QSB/A, filed with the Commission on December 19, 2006;

(5)	the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2006, filed with the Commission on November 21, 2006; and

(6)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (2) above.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

Article VII, Section 7.01(a)(ii) of the Company's By-Laws states that the Company may indemnify each director and officer of the Company with respect to actions taken or not taken by said directors or officers in the course of their duties for the Company to the fullest extent permitted by law. The specific terms of any such indemnification shall be provided in the By-Laws of the Company.

Article VII, Section 7.01(a)(iv) of the Company's By-Laws provides that each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending, or completed action or suit (including without limitation an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving in any capacity at the request of the Company as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Company for all actions taken by him or her and for all omissions (regardless of the date of any such action or omission), to the fullest extent permitted by Nevada Law, against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any of the aforementioned actions, suits or proceedings.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Company, must be paid, by the Company or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Any amendment to or repeal of the Company’s Articles of Incorporation or By-Laws shall not adversely affect any right or protection of any of the Company’s directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The rights to indemnification provided in Article VII of the Company’s By-Laws shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Company’s Articles of Incorporation or By-Laws, agreement, vote of stockholders or directors, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Company against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Company against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Pryor Cashman Sherman & Flynn LLP (regarding validity of common stock being registered).*

10.1
Impart Media Group, Inc. 2006 Equity Incentive Plan dated as of March 1, 2006 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Commission on April 17, 2006, as amended by Amendment No. 1 on Form 10-KSB/A, filed with the Commission on April 21, 2006).

10.2	Amendment No. 1 to Impart Media Group, Inc. 2006 Equity Incentive Plan dated as of December 29, 2006.*

23.1	Consent of Pryor Cashman Sherman & Flynn LLP (included in its opinion filed as Exhibit 5.1).*

23.2	Consent of Peterson Sullivan PLLC.*

* Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Irvine, California on this 18th day of January 2007.

IMPART MEDIA GROUP, INC.

By:	/s/ Joseph Martinez
Name:	Joseph Martinez
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Joseph Martinez or Thomas C. Muniz or either one of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Martinez	Chief Executive Officer, Chief Financial Officer and	January 18, 2007
Joseph Martinez	Director (Principal Executive and Accounting Officer)

/s/ Laird Laabs	Director	January 18, 2007
Laird Laabs

/s/ Ron Elgin	Director	January 18, 2007
Ron Elgin

/s/ Joachim Kempin	Director	January 19, 2007
Joachim Kempin

/s/ Larry Calkins	Director	January 18, 2007
Larry Calkins